Exhibit 99.1

PRESS RELEASE

QCR Holdings, Inc. to Discontinue Offering New Loans and Leases Through m2 Equipment Finance Subsidiary

Moline, IL, September 5, 2024 – QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) announced the decision to discontinue offering new loans and leases through its equipment finance business, m2 Equipment Finance, LLC (“m2”), located in Waukesha, WI. m2 was acquired by the Company in 2005 and has provided equipment financing solutions to commercial borrowers since its founding in 1998.

“We expect that this change will improve our profitability, increase liquidity, reduce our credit losses and allow the Company to allocate capital to assets with higher risk-adjusted returns. We will focus our efforts on business units with more opportunity to build client relationships with greater deposit gathering potential,” said Larry J. Helling, the Company’s Chief Executive Officer.

m2 will continue to service its existing $360 million equipment finance portfolio with a reduced staff. The Company expects the majority of the portfolio to amortize over the next 3 years. One-time restructuring expenses of approximately $2.1 million and a goodwill write-down of approximately $0.4 million will be recognized in the third quarter of 2024. The Company expects to earn back the one-time charge in two quarters.

“While m2 has been an important contributor to our company over the past 19 years, market dynamics have continued to evolve, and it became clear that m2 would not achieve our expected returns over the long term. We are extremely grateful to our m2 colleagues for their dedication to serving clients and their contribution to the overall success of QCRH,” added Mr. Helling.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly owned subsidiary banks, Quad City Bank & Trust Company, Cedar Rapids Bank & Trust Company, Community State Bank and Guaranty Bank. The Company has 36 locations in Iowa, Missouri, Wisconsin and Illinois. As of June 30, 2024, the Company had $8.9 billion in assets, $6.9 billion in loans and $6.8 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “bode”, “predict,” “suggest,” “project”, “appear,” “plan,” “intend,” “estimate,” ”annualize,” “may,” “will,” “would,” “could,” “should,” “likely,” “might,” “potential,” “continue,” “annualized,” “target,” “outlook,” as well as the negative forms of those words, or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies(including effects of inflationary pressures and supply chain constraints); (ii) the economic impact of any future terrorist threats and attacks, widespread disease or pandemics, acts of war or other threats thereof (including the ongoing Israeli-Palestinian conflict and the Russian invasion of Ukraine), or other adverse external events that could cause economic deterioration or instability in credit markets, and the response of the local, state and national governments to any such adverse external events; (iii) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; (iv) changes in local, state and federal laws, regulations and governmental policies concerning the Company’s general business as a result of the upcoming 2024 presidential election or any changes in response to failures of other banks; (vi) increased competition in the financial services sector, including from non-bank competitors such as credit unions and “fintech” companies, and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of acquisitions and the possibility that transaction costs may be greater than anticipated; (ix) the loss of key executives or employees; (x) changes in consumer spending; (xi) unexpected outcomes of existing or new litigation involving the Company; (xii) the economic impact of exceptional weather occurrences such as tornadoes, floods and blizzards; (xiii) fluctuations in the value of securities held in our securities portfolio; (xiv) concentrations within our loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (xv) the concentration of large deposits from certain clients who have balances above current Federal Deposit Insurance Corporation insurance limits and may withdraw deposits to diversity their exposure; (xvi) the level of non-performing assets on our balance sheets; (xvii) interruptions involving our information technology and communications systems or third-party servicers; (xviii) breaches or failures of our information security controls or cybersecurity-related incidents, and (xixi) the ability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contact:

Todd A. Gipple
President and Chief Financial Officer
(309) 743-7745
tgipple@qcrh.com

QCR Holdings, Inc. | Relationship Driven	2